Exhibit 4.1

FIFTH SUPPLEMENTAL INDENTURE

THIS FIFTH SUPPLEMENTAL INDENTURE, dated as of August 26, 2025, is among BLOCK FINANCIAL LLC (formerly known as Block Financial Corporation), a Delaware limited liability company (the “Company”), H&R BLOCK, INC., a Missouri corporation (“Block”), DEUTSCHE BANK TRUST COMPANY AMERICAS (formerly known as Bankers Trust Company), as trustee under the Indenture referred to below (“First Trustee”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as separate trustee under such Indenture in respect of the 5.375% Senior Notes Due 2032 (the “Notes”) to be issued by the Company under the Indenture as referred to below and as successor trustee to the First Trustee for all purposes under the Indenture from and after the date hereof (“U.S. Bank”) (either First Trustee or U.S. Bank, as applicable, being herein called the “Trustee”).

PRELIMINARY STATEMENT

WHEREAS, the Company and First Trustee have entered into an Indenture, dated as of October 20, 1997 (the “Indenture”), by and among the Company, Block and First Trustee, with respect to Debt Securities to be issued by the Company from time to time in one or more series. First Trustee acted as trustee in respect of all series of Debt Securities which were issued prior to the date of the Second Supplemental Indenture (as defined below), none of which remains outstanding. Capitalized terms used herein, not otherwise defined herein, shall have the meanings given them in the Indenture.

WHEREAS, the Company and Trustee have entered into a Second Supplemental Indenture, dated as of September 30, 2015 (the “Second Supplemental Indenture”), by and among the Company, Block, First Trustee and U.S. Bank, with respect to Debt Securities to be issued by the Company from time to time in one or more series. U.S. Bank has acted and will continue to act as trustee in respect of all series of Debt Securities which have been issued after the date of the Second Supplemental Indenture and prior to the date of this Fifth Supplemental Indenture and remain outstanding.

WHEREAS, Section 9.01(j) of the Indenture provides that, under certain circumstances, a supplemental indenture may be entered into by the Company, Block and First Trustee without the written consent of the Holders in order to appoint a successor or separate trustee with respect to one or more series of Debt Securities.

WHEREAS, the Notes will be issued pursuant to the Indenture, as supplemented by this Fifth Supplemental Indenture and an officers’ certificate of the Company establishing the terms of the Notes.

WHEREAS, the First Trustee desires to resign as Trustee under the Indenture.

WHEREAS, in accordance with the terms of Section 9.01(j) of the Indenture, each of the Company, by a written consent of its Manager, and Block, by a resolution of a duly appointed committee of its Board of Directors, has duly authorized this Fifth Supplemental Indenture, and U.S. Bank has agreed to act as separate trustee with respect to the Notes and as successor trustee for all purposes under the Indenture.

WHEREAS, each of the parties has determined that this Fifth Supplemental Indenture is in form satisfactory to each of them.

WHEREAS, all things necessary to make this Fifth Supplemental Indenture a valid agreement of the Company, Block, First Trustee and U.S. Bank and a valid amendment of and supplement to the Indenture have been done.

WHEREAS, all amounts due and owing to the First Trustee have been paid in full.

NOW, THEREFORE,

For and in consideration of the premises provided in the Indenture, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes issued under the Indenture with effect from and after the date of this Fifth Supplemental Indenture, as follows:

Section 1.         Appointment.

Each of Block and the Company hereby appoints U.S. Bank, and U.S. Bank hereby accepts such appointment, as the Trustee under the Indenture for the Notes and as successor trustee to the First Trustee for all purposes under the Indenture. Each of Block, the Company and the First Trustee acknowledges that this Fifth Supplement Indenture shall constitute written acceptance by U.S. Bank of its appointment for purposes of Section 7.08 of the Indenture.

Section 2.         Resignation of the First Trustee.

Pursuant to Section 7.08 of the Indenture, the First Trustee hereby resigns as Trustee under the Indenture, as amended or supplemented.

Section 3.         Effectiveness; Termination

(a)         This Fifth Supplemental Indenture is entered into pursuant to and consistent with Section 9.01 of the Indenture, and nothing herein shall constitute an amendment, supplement or waiver requiring the approval of any of the Holders pursuant to Section 9.02.

(b)         This Fifth Supplemental Indenture shall become effective and binding on the Company, Block, First Trustee and U.S. Bank and the Holders of the Debt Securities upon the execution and delivery by the parties to this Fifth Supplemental Indenture.

Section 4.         Reference to and Effect on the Indenture.

(a)         On and after the effective date hereof pursuant to Section 2 above, each reference in the Indenture to “the Indenture,” “this Indenture,” “hereunder,” “hereof” or “herein” shall mean and be a reference to the Indenture as supplemented by this Fifth Supplemental Indenture unless the context otherwise requires, and each reference in the Indenture to “the Trustee” shall mean and be a reference to U.S. Bank, including in respect of all series of Debt Securities which have been issued after the date of the Second Supplemental Indenture and remain outstanding, the Notes and for all other purposes under the Indenture, unless the context otherwise requires.

(b)         Except as specifically amended above and in Section 6 below, the Indenture shall remain in full force and effect and is hereby ratified and confirmed.

(c)        Nothing contained herein or in the Indenture shall constitute First Trustee and U.S. Bank as co-trustees of the same trust, and each such Trustee shall be Trustee of a trust or trusts under the Indenture separate and apart from any trust or trusts administered by any other such Trustee (in the case of the First Trustee, solely to the extent applicable with respect to the series of Debt Securities issued prior to the date of the Second Supplemental Indenture, which no longer remain outstanding).

(d)        The Company’s obligation and covenant to compensate and indemnify the Trustee pursuant to Section 7.06 of the Indenture shall apply to all reasonable expenses, disbursements and advances and any loss, liability or expense incurred by any Trustee (without negligence, willful misconduct or bad faith on the part of such Trustee, its officers, directors, employees and agents) arising out of or in connection with any series of Debt Securities under the Indenture, regardless of whether such Trustee is the Trustee of such series of Debt Securities.

Section 5.         Governing Law.

This Fifth Supplemental Indenture shall be construed and enforced in accordance with, and interpreted under, the internal laws of the State of New York.

Section 6.         Counterparts and Methods of Execution.

This Fifth Supplemental Indenture may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties, notwithstanding that all parties have not signed the same counterpart. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Fifth Supplemental Indenture or any document to be signed in connection with this Fifth Supplemental Indenture (including, without limitation, the Global Securities, the Guarantee and any Officers’ Certificate) shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means, it being understood that Sections 2.04 and 2.19 of the Indenture shall be deemed amended solely with respect to the Notes to the extent necessary to permit the execution and authentication of the applicable Global Securities and the Guarantee by such electronic signatures. The Company agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 7.         Titles.

Section titles are for descriptive purposes only and shall not control or alter the meaning of this Fifth Supplemental Indenture as set forth in the text.

Section 8.        The Trustee.

(a)         Neither Trustee shall be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Fifth Supplemental Indenture (except as to itself).

(b)         In the performance of its obligations hereunder, U.S. Bank, as the Trustee for the Notes and for all purposes under the Indenture, shall be provided with all of the rights, benefits, protections, indemnities and immunities afforded to the Trustee pursuant to the Indenture.

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IN WITNESS WHEREOF, the Company, Block, First Trustee and U.S. Bank have caused this Fifth Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized all as of the day and year first above written.

H&R BLOCK, INC.

By:	/s/ Colby R. Brown
Name: Colby R. Brown
Title: Vice President, Treasurer and Insurance

BLOCK FINANCIAL LLC

By:	/s/ Colby R. Brown
Name: Colby R. Brown
Title: Vice President, Treasurer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Linda Garcia
Name: Linda Garcia
Title: Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as First Trustee

By:	/s/ Chris Niesz
Name: Chris Niesz
Title: Director

By:	/s/ Sebastian Hidalgo
Name: Sebastian Hidalgo
Title: Assistant Vice President

[Signature Page to Fifth Supplemental Indenture]